DESTINATION MATERNITY CORPORATION

CONTACT:

Judd P. Tirnauer

Senior Vice President &

Chief Financial Officer

(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES FOR DECEMBER 2010 AND EXPECTS FIRST QUARTER FISCAL 2011 EARNINGS TO EXCEED PRIOR EARNINGS GUIDANCE RANGE AND SIGNIFICANTLY EXCEED LAST YEAR'S RESULTS

Philadelphia, PA, January 6, 2011 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the month of December 2010, and announced that it expects its first quarter fiscal 2011 earnings to exceed the top end of its prior earnings guidance range and to significantly exceed last year's first quarter earnings.

Net sales for the month of December 2010 increased 0.7% to $47.1 million from $46.7 million reported for the month of December 2009. Comparable retail sales data (which consists of comparable store sales and Internet sales) for the months of December 2010 and 2009 is included in the table below.

	December 2010	December 2009
	% increase (decrease)
Reported Basis
Comparable retail sales	1.2%	0.0%
Comparable store sales	0.4%	(1.2)%
Internet sales	16.8%	27.6%

Adjusted for Calendar Timing Shift
Comparable retail sales	0.3%	(0.5)%
Comparable store sales	(0.6)%	(1.7)%

The increase in total reported sales for December 2010 compared to December 2009 resulted primarily from increased sales due to the opening of an additional 217 Sears® and Kmart® leased department locations in September and October 2010, increased Internet sales, and the increase in comparable store sales, partially offset by decreased sales related to the Company's continued efforts to close underperforming stores.

Net sales for the first quarter of fiscal 2011 increased 1.2% to $135.4 million from $133.8 million reported for the first quarter of fiscal 2009. Comparable retail sales data for the first quarters of fiscal 2011 and 2010 is included in the table below.

	First Quarter Ended
	December 2010	December 2009
	% increase (decrease)
Reported Basis
Comparable retail sales	2.1%	(4.4)%
Comparable store sales	1.2%	(5.9)%
Internet sales	17.9%	34.0%

The increase in total reported sales for the fourth quarter of fiscal 2010 compared to the fourth quarter of fiscal 2009 resulted primarily from the increase in comparable store sales, increased sales due to the opening of an additional 217 Sears and Kmart leased department locations in September and October 2010, and increased Internet sales, partially offset by decreased sales related to the Company's continued efforts to close underperforming stores and decreased sales from the Company's licensed relationship.

Ed Krell, Chief Executive Officer & President of Destination Maternity, noted, "We are very pleased with the improvement of our sales performance for the first quarter of fiscal 2011 and the continued progress we are making in improving the profitability of our business. We expect our GAAP diluted earnings per share for the first quarter to exceed the top end of our prior earnings guidance range of $0.51 to $0.66 per share that we provided in our November 18, 2010 press release, and to be significantly higher than last year's first quarter GAAP diluted earnings of $0.20 per share.

"Our sales performance for the first quarter was at the high end of our sales guidance, with our comparable store sales increase of 1.2% exceeding the top end of our guidance range of down 1.5% to up 0.5%, and our total sales of $135.4 million at the top end of our sales guidance range of $132.5 to $135.5 million provided in our November 18 press release. In looking at our sales results for the month of December, which were stronger than planned but not as strong as our November sales results, it is important to note that, as we have previously stated, we believe that the weather patterns compared to last year had a meaningful impact on the timing of sales, with sales this year shifted into November from December compared to last year, due to colder than normal weather this November and much warmer than normal weather in November 2009.

"As we have indicated previously, we are keenly focused on initiatives to drive profitable sales growth, including increasing our comparable store sales. Among our other initiatives, the significant expansion of our maternity apparel leased department relationship with Macy's® will occur in February 2011, through which we will expand from our current 115 Macy's locations to over 615 Macy's locations throughout the United States, offering a mix of Motherhood Maternity® and A Pea in the Pod® branded merchandise. This expansion with Macy's will deepen our position as the leading maternity apparel retailer in the world. In addition, we are focused on continuing to enhance our merchandise assortments, merchandise presentation and customer experience."

During December 2010, the Company did not open any stores and closed five stores. As of the end of December 2010, the Company operates 690 stores, 1,192 leased department locations and 1,882 total retail locations, compared to 721 stores, 980 leased department locations and 1,701 total retail locations operated at the end of December 2009. The increase in leased department locations at the end of December 2010 versus the end of December 2009 predominantly reflects the opening of an additional 217 Sears and Kmart leased department locations in September and October 2010. For the quarter ended December 31, 2010, the Company opened one Destination Maternity nameplate store, closed ten stores, including one store closing related to the Destination Maternity nameplate store opening, and reopened the Destination Maternity nameplate store at the Roseville Galleria Mall in California, which had been closed since late October 2010 due to a fire at the mall.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar month basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is a "days adjustment calendar shift" which may help or hurt reported calendar month sales, comparable retail sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week.  For December 2010, there was one more Friday and one less Tuesday compared to December 2009. The Company estimates this calendar shift favorably impacted its reported comparable retail sales for December 2010 by approximately 0.9 percentage points. For December 2009, there was one more Thursday and one less Monday compared to December 2008. The Company estimates this calendar shift favorably impacted its reported comparable retail sales for December 2009 by approximately 0.5 percentage points.

***

Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of December 31, 2010, Destination Maternity operates 1,882 retail locations, including 690 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India and the Middle East.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding net sales, comparable retail sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.